Exhibit 10.1

May 20, 2008

VIA HAND DELIVERY

Jeffrey W. Epstein

Dear Jeffrey:

This letter (“Letter Agreement”) confirms our agreement concerning the extension of the initial term of the employment agreement between TerreStar Networks Inc., a Delaware corporation (the “Company”) and you, dated as of January 15, 2008 (the “Employment Agreement”), and certain changes to the Employment Agreement necessitated to reflect your promotion to the position of President of the Company and TerreStar Corporation.

The Company and you agree that the Employment Agreement is hereby amended in the following regards:

1.             Extension of Initial Term

The term “Expiration Date,” as set forth in Section 5(b) of the Employment Agreement, shall hereafter mean the close of business on May 20, 2009.  Likewise, for all purposes under the Employment Agreement, the term “Initial Term” shall hereafter mean the period measured from the Commencement Date through the Expiration Date as defined in the preceding sentence.

2.             Position; Reporting Line

You shall be employed as the President, General Counsel and Secretary of the Company and of TerreStar Corporation.  To reflect this promotion, all references to the positions of Senior Vice President, General Counsel and Secretary, as they appear in the Employment Agreement, are hereafter replaced with a reference to the positions of President, General Counsel and Secretary.  You shall report directly to the Chief Executive Officer of the Company and, in the absence thereof, to the Board of Directors of the Company.  Notwithstanding the foregoing, you agree that the Company or its successor may appoint another person to serve as General Counsel and/or Secretary of the Company and/or TerreStar Corporation at any time without such appointment constituting a breach of the Employment Agreement or this Letter Agreement.

3.             Compensation

Your Base Salary shall be increased, effective as of April 18, 2008, to a rate of Four Hundred Twenty-Five Thousand Dollars ($425,000) per annum, payable in accordance with the Company’s normal payroll schedule.  The Annual Bonus that you will be eligible to receive for 2008 and thereafter shall be based on a target of Seventy-Five Percent (75%) of your then current Base Salary, as adjusted by the preceding sentence.

4.             Good Reason

The Company’s appointing another person to serve as General Counsel and/or Secretary of the Company and/or TerreStar Corporation at any time shall not be construed as a material adverse change in your position, authority, duties or responsibilities, or as an effective demotion, or as otherwise constituting an event giving rise to “Good Reason” as defined in Section 5(h) of the Employment Agreement or a termination of your employment by the Company or its successor without Cause.

5.             Miscellaneous

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. This Letter Agreement is the full and final understanding between you and the Company regarding the extension of the Initial Term of the Employment Agreement and the change in your position.  Except as modified by the terms of this Letter Agreement, the Employment Agreement remains in full force and effect. This Letter Agreement shall not be modified, waived or amended except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Letter Agreement shall inure to the benefit of and be binding upon you, the Company and its successors and assigns.

If the foregoing terms are acceptable to you, please confirm your agreement by signing your name below.  Your signature below will indicate that you are entering into this Letter Agreement freely and with a full understanding of its terms and effect.

Very truly yours,

/s/ William Freeman
William Freeman
Chairman of the Board of Directors of TerreStar Networks Inc.

AGREED AND ACCEPTED:

/s/ Jeffrey W. Epstein
Jeffrey W. Epstein

Date:	5/20/2008